EXHIBIT 6

 OPERATING AGREEMENT

ASPEN MORTGAGE INCOME FUND II, LLC

AMissouriLimited Liability Company

OPERATING AGREEMENT ASPEN MORTGAGE INCOME FUND II, LLC September 27, 2016
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OPERATING AGREEMENT
ASPEN MORTGAGE INCOME FUND II, LLC
A Missouri Limited Liability Company

This Operating Agreement (the "Agreement") made and entered into this 5th day of April 2017 by and among those persons whose names and addresses are set forth below (the "Members"), being the members of ASPEN MORTGAGE INCOME FUND II, LLC, A Missouri limited liability company (the "Company"), represent and agree as follows: (Each of the following named parties is referred herein as a "Member" and collectively, as the "Members" as defined in Section 2 hereof)

1. Formation, Name, Purposes, Definitions

1.1. A Missouri Limited Liability Company

(a) The Members hereby authorize the Managing Member to execute and deliver a Certificate of Formation to the Missouri Secretary of State in accordance with and pursuant to the Act and to execute and deliver any documents necessary to register the Company as a foreign limited liability company.

(b) The Members hereby agree to form the Company as a limited liability company under and pursuant to the provision of the Act and agree that the rights, duties, and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein.

(c) Upon their execution of this Agreement, without the need for the consent or other action of any Person, those Persons whose names appear on the signature page shall be admitted as Members of the Company. In their capacities as M embers, those Persons shall not make any Capital Contribution to the Company and shall have no Membership Interest (hereafter “Founders”). The Founders may, however, subsequently also become Members in those separate capacities, acquire Membership Interests.

(d) The Company has established two classes of Units; Members who subscribe for Units under the Private Placement Memorandum dated November 1, 2013 shall receive Preferred Interests and be entitled to the rights of those Units. Only the individuals of the Managing Member shall receive Common Units and those individuals that the Managing Member designates to receive such Units. Those Members holding Preferred Interests shall have limited voting rights in accordance with Missouri Revised Statutes.

1.2. Intent

It is the intent of the Members that the Company shall always be operated in a manner consistent with its treatment as a partnership for federal income tax purposes. It is also the intent of the Members that the Company not be operated or treated as a partnership for purposes of Section 303 of the Federal Bankruptcy Code. No member shall take any action inconsistent with the express intent of the Members.

1.3. Name

The name of the Company shall be ASPEN MORTGAGE INCOME FUND II, LLC a Missouri limited liability company.

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1.4. Place of Business

The principal place of business of the Company shall be 520 West 103rd Street #108

Kansas City, MO 64114, or such other place as the Managing Member (as hereinafter defined) shall determine in their sole discretion.

1.5. Nature of Business

The primary objective of the Company is to engage in the business of making investments in real estate related notes (“Mortgage Loans”) located in the United States of America and abroad. The Company may do everything necessary and suitable for the primary purpose or any other purpose, which our Company may accomplish, which shall at any time, appear conducive to, or expedient for, the protection or benefit of this Company.

1.6. Term

The Company shall commence upon the filing of its Articles of Organization and shall be perpetual unless sooner terminated under the provisions of Article 17 hereof.

1.7. Members

The name and address of each of the Members of the Company is set forth in the Articles of Organization of the Company and in the attached signature pages to this Agreement.

1.8. Registered Office and Registered Agent for Service of Process

The Company's initial registered office and initial registered agent shall be provided in the Articles. The registered office and/or the registered agent may be changed from time to time by the Members by causing the filing of the new address and/or name of the new registered agent in accordance with the Act.

1.9. Definitions

Whenever used in this Agreement, the following terms shall be the following meanings unless the context clearly requires a different interpretation:

"Act" shall mean the Missouri Liability Company Act of the State of Missouri, as may be amended from time to time.

"Additional Member" shall mean any person that is admitted to the Company as an additional member pursuant to Article 12 of this Agreement.

"Advance" or "Advances" shall have meanings as provided in Article 8.3 hereof.

"Agreement" shall mean this written Operating Agreement. No other document or other agreement between the Members shall be treated as part or superseding this Agreement unless it has been signed by all of the Members.

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"Bankruptcy" means the happening of any of the following: (a) the entry under Chapter 7 of the Federal Bankruptcy Law of an order for relief against a party; (b) the making by a party of a general assignment for the benefit of creditors; (c) the filing by a party of a voluntary petition under the Federal Bankruptcy Law or the filing by a party of a pleading in any court of record admitting in writing its inability generally to pay its debts as they come due; (d) the filing by a party of a petition or answer seeking for that party any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (e) the filing by a party of an answer admitting the material allegations of, or its consent to, or defaulting in answering, a petition filed against it in any bankruptcy, insolvency or similar proceedings; (f) the filing of any party of an application seeking, consenting to, or acquiescing in, the appointment of a trustee, receiver or liquidator of the party or of all or a substantial part of the party's property; (g) the commencement of any proceeding against a party seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, if such proceeding is not dismissed within sixty (60) days after commencement; or (h) the appointment, without a party's consent or acquiescence, of a trustee, receiver or liquidator of that party of all or any substantial part of that party's properties and such appointment is not vacated or stayed within sixty (60) days or the appointment is not vacated within sixty (60) days after the expiration of any stay.

"Capital Account" shall mean the account established and maintained for each Member in accordance with this Agreement and applicable Treasury Regulations.

"Capital Contribution" shall mean, with respect to any Member, any contribution to the Company or property (at such other property’s initial Gross Asset Value) by such Member whenever made. “Initial Capital Contribution” shall mean, with respect to any Member, the initial contribution to the Company pursuant to this Agreement.

"Capital Transaction" shall mean the sale, exchange, disposition, destruction or damage by casualty or taking by eminent domain of all or a significant part of the Company assets, or the refinancing of Company assets

“Class A” shall refer to those Preferred Interests that bear a Preferred Return of seven (7%) percent. Preferred Return shall commence accumulation three (3) months AFTER contribution of capital, whether an Initial Capital Contribution or reinvestment of distributions. Therefore, the first year’s returns will only yield approximately 5.25% annualized, not including NAV adjustments to the Class A Members.

"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

"Company" shall refer to ASPEN MORTGAGE INCOME FUND II, LLC

"Company Minimum Gain" has the meaning set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Treasury Regulations.

"Distributable Cash" shall mean, all cash, revenues and funds received by the Company from operations, less the sum of the following to the extent paid or set aside by the Company: (i) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders; (ii) all cash expenditures incurred in the normal operation of the Company’s business; and (iii) such Reserves as the Members deem reasonably necessary for the proper operation of the Company’s business.

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"Effective Income" means the total income received from lending activities or from disposition of Loans serviced by the Company.

"Fair Market Value" means the price a ready, willing and able buyer would pay to a ready, willing and able seller the property for which the Fair Market Value is being calculated hereunder, assuming such property was exposed for sale on the open market for a reasonable period of time, taking into account all purposes of which such property may be used under then existing statutes, laws and ordinances applicable to such property, including, in the case of real property, zoning, land use restrictions, and private restrictions, such as covenants, conditions and restrictions of record.

"Fiscal Year" shall mean the Company's fiscal year, which shall be the calendar year.

"Good Cause" shall mean only a breach of a Managing Member's duties hereunder or the gross negligence, willful or wanton misconduct, fraud, or bad faith on the part of the Managing Member.

“Founders Interests” shall mean those interest held by Founders and shall bear a Preferred Return of eight (8%) percent. Preferred Return shall commence accumulation three (3) months AFTER contribution of capital, whether an Initial Capital Contribution or reinvestment of distributions. For the Founder Members, the first years’ returns will only yield approximately 6% annualized, not including NAV adjustments.

"Gross Asset Value" shall mean, with respect to any asset, such asset’s adjusted basis for federal income-tax purposes, except as follows:

(i) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as agreed to by Members holding a Majority Interest;

(ii) the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Managing Member, as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; and (c) the liquidation of the Company within the meaning of Treasury Regulation § 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to Clause (a) and Clause (b) of this sentence shall be made only if Members holding a Majority Interest reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members; and

(iii) the Gross Asset Value of any Company asset that is distributed to any Member shall be the gross fair market value of such asset on the date of distribution, as determined by Managing Member.

If the Gross Asset Value of an asset has been determined or adjusted pursuant to Paragraph (i) or Paragraph (ii) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

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"Interest" shall mean the proportion of that Member's positive Capital Account (if any) bears to the aggregate positive Capital Accounts of all Members whose Capital Accounts have positive balances.

“Key Persons” are defined as Robert Fraser and James Maffuccio.

“Loan” shall mean the loans managed and made by the Company.

"Losses" shall mean, for each Fiscal Year, the losses and deductions of the Company determined in accordance with accounting principles consistently applied from year to year under the cash method of accounting and as reported, separately or in the aggregate as appropriate on the Company's information tax return filed for federal income tax purposes plus any expenditures described in Section 705(a) (2) (B) of the Code.

"Majority-In-Interest" shall mean Members owning a simple majority of the Percentage Interests (as hereinafter defined).

“Management Interest” shall mean those Units, which are subordinated to the Preferred Interests, that are distributed the Managing Member and other individuals or entities as the Managing Member sees fit.

"Managing Member" shall mean Aspen Properties Group, LLC a Missouri limited liability Company which is wholly owned by Aspen Holdings, LLC, or any other person or persons (as hereinafter defined) that become a Managing Member of the Company pursuant to this Agreement, herein after referred to as “Company Managing Member”

"Member" shall include: (i) Aspen Properties Group, LLC in its capacity as a member of the Company (ii) Persons later admitted as Members of the Company, who shall be admitted in accordance with this Agreement. Members of the Company shall at all times be Members of the Company until the Company is dissolved, wound up, and terminated in accordance with the Act and this Agreement. The Company shall be controlled by the Managing Member.

"Member Nonrecourse Debt" has the meaning set forth in Section 1.704-2(b)(4) of the Treasury Regulations.

"Member Nonrecourse Debt Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Treasury Regulations.

"Member Nonrecourse Deductions" has the meaning set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Treasury Regulations.

“Net Asset Value” the fair market value of the assets of the Company less liabilities as determined by the Managing Member.

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"Nonrecourse Deductions" has the meaning set forth in Sections 1.704-2(b)(1) and 1.704-2(c) of the Treasury Regulations.

"Nonrecourse Liability" has the meaning set forth in Section 1.704-2(b)(3) of the Treasury Regulations.

"Organization Expenses" shall mean legal, accounting, and other expenses incurred in connection with the formation of the Company.

"Percentage Interest" shall be the percentage interests of the Members as determined in accordance with Section 9.1.

"Person" shall mean any individual and any legal entity and their respective heirs, executors, administrators, legal representatives, successors, and assigns.

“Preferred Return” shall mean the portion of Profit to be received by the Member holding Preferred Interests in montly payments in accordance with their respective Class, Exhibit A and the Capital Contribution. Preferred Return shall commence accumulation three (3) months AFTER contribution of capital, whether an Initial Capital Contribution or reinvestment of distributions.

The Capital Contribution. Class Preferred Returns shall be as follows:

Preferred Class	Annualized Preferred Return
Founders	8%
Class A	7%

"Profits" shall mean, for each Fiscal Quarter, the increase in Net Asset Value after paying Preferred Returns of the Company determined in accordance with accounting principles consistently applied from year to year under the cash method of accounting and as reported, separately or in the aggregate as appropriate, on the Company's information tax return filed for federal income tax purposes plus any income described in Section 705 (a) (1) (B) of the Code.

”Reference Rate" means the reference rate publicly announced from time to time by the Bank of America, N.T. & S.A., as its reference rate.

"Reserves" shall mean, with respect to any fiscal period, funds set aside or amounts allocated during such period to reserves that shall be maintained in amounts deemed sufficient by the Managing Member for working capital and to pay taxes, insurance, debt service, or other costs or expenses incident to the ownership or operation of the Company's business.

"Substitute Member" shall mean any person or entity that or which is admitted to the Company with all the rights of a Member that has died or has assigned his interest in the Company with the approval of all the Members of the Company by unanimous written consent pursuant to Article 13 of this Agreement.

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"Treasury Regulations" shall mean the Regulations issued by the Treasury under the Code.

"Unreturned Capital Contributions" means all Capital Contributions made by a Member less any returned capital.

2. Capitalization of the Company

2.1. Total Capital Contributions

Contributions of capital shall be made to the Company as set forth in Exhibit A.

1.2.  Time of Capital Contributions

Capital Contributions shall be made and deemed accepted when the subscription agreement of the Member is accepted by the Company. The Capital Contribution is due at the time that such subscription agreement is accepted by the Company

2.3. Preferred Return and Capital Contribution

It is the intent of the Managing Member to capitalize the Company with $50,000,000 within the first eighteen (18) months of Company Operations. Members, other than the Managing Member and individuals the Managing Member designates, shall receive Units with a Preferred Return (“Preferred Interests”) in accordance to their Capital Contribution and Class. All Members holding Preferred Interests shall have equal rights. The Preferred Returns shall be as follows:

Preferred Class	Annualized Preferred Return
Founders	8%
Class A	7%

The Managing Member, at some time, may need additional capital beyond $50,000,000 for asset purchases or Company operations. The Managing Member may elect to sell additional Preferred Interests or designate a new class of Units for the purposes of raising additional capital. The Managing Members may or may not allow Members to purchase new or additional Units. Therefore, in the event the Managing Member seeks additional Capital Contributions from non-members or from only a few Members, certain Members may experience dilution.

2.4. Capital Accounts

2.4.1. Debts and Credits: A separate Capital Account shall be maintained for each Member in accordance with the applicable provisions of the Treasury Regulations,

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2.4.1.1. Each Member's Capital Account shall be credited with such Member's distributive share of Profits allocated to such Member in accordance with the provisions of this Agreement, any items in the nature of income or gain that are specifically allocated pursuant to Article 9 hereof, and the amount of any Company liabilities that are assumed by such Member or that are secured by any Company property distributed to such Member.

2.4.1.2. Each Member's Capital Account shall be debited by the amount of cash distributed to such Member in accordance with this Agreement, the Gross Asset Value of any other Company property distributed to such Member's distributive share of Losses allocated to such Member in accordance with this Agreement, any items in the nature of expenses or losses that are specially allocated pursuant to Article 9 hereof, and the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company.

2.4.1.3. In the event any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

2.4.1.4. In the event the Gross Asset Values of the Company assets are adjusted pursuant to this Agreement, the Capital Accounts of all Members shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Company had recognized gain or loss equal to the amount of such aggregate net adjustment and the resulting gain or loss had been allocated among the Members in accordance with this Agreement.

2.4.2. Interpretation and Changes. The foregoing provisions and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the Code and applicable Treasury Regulations and shall be interpreted and applied in a manner consistent therewith. In the event the Managing Member shall determine, after consultation with Company counsel, that it is prudent to modify the manner in which the Capital Accounts or any debits or credits thereto are allocated or computed in order to comply with such applicable federal law, the Managing Member shall make such modification without the consent of any other Member, provided the Managing Member determine in good faith that such modification is not likely to have a material adverse effect on the amounts properly distributable to any Member and that such modification will not increase the liability of any Member to third parties.

3. Rights and Duties of Managing Member

3.1. Management

All business and affairs of the Company shall be managed by the Managing Member. The Managing Member shall direct, manage, and control the Company to the best of its ability and shall have full and complete authority, power, and discretion to make any and all decisions and to do any and all things that the Managing Member shall deem to be reasonably required to accomplish the business and objectives of the Company.

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3.2. Number, Tenure, and Qualifications

Aspen Properties Group, LLC shall be the initial Managing Member of the Company. The Managing Member shall hold office until a successor shall have been elected and qualified. Successor Managing Member(s) need not be a Member of the Company.

3.3. Management and Powers

The making of all Major Decisions concerning the Company shall require the approval of the Managing Member only. As used herein, the term Major Decision shall mean:

3.3.1. The acquisition by purchase, lease, or otherwise of any real or personal property which may be necessary, convenient, or incidental to the accomplishment of the nature of the business of the Company;

3.3.2. the borrowing of money and issuing of evidences of indebtedness necessary, convenient, or incidental to the accomplishment of the purposes of the Company and securing the same by mortgage, pledge, or other lien on any Company property;

3.3.3. Admitting an additional Member to the Company;

3.3.4. The opening, maintaining and closing, as appropriate, all Company bank accounts and (subject to any limitations set forth herein) draw checks and other instruments for the payment of funds associated with Major Decisions.

3.3.5. To invest any Company funds temporarily (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper, or other investments.

3.4. Authority of the Managing Member

3.4.1. Except to the extent that such authority and rights have been reserved in Article 3 as set forth above, the Managing Member shall have the obligation and the exclusive right to manage the day-to-day activities of the Company including, but not limited to the right to:

3.4.2. Obtain all proper security instruments (such as recorded mortgage or deed of trust) all in accordance with the local governmental rules and regulations

3.4.3. Employ such agents, employees, general contractors, independent contractors and attorneys as may be reasonably necessary to carry out the purposes of this Agreement;

3.4.4. Obtain, negotiate and execute all documents necessary or appropriate to accomplish the development and growth of the Entity and all portions thereof,

3.4.5. Establish a reasonable reserve for operation of the business of the Company and potential future and contingent Company liabilities;

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3.4.6. Pay, collect, compromise, arbitrate or otherwise adjust any and all claims or demands of or against the Company; provided, however, that any settlement of a claim which is in excess of insurance proceeds shall be subject to the prior approval of all Managing Members;

3.4.7. Preparation of Company budgets and financial reports necessary or appropriate to the Company's operation, including but not limited to, all federal and state tax returns and report to the Members;

3.4.8. Engage in any kind of legal activity and perform and carry out contracts of any kind necessary or incidental to, or in connection with the operation of the Company.

3.4.9. Conveyances.

Any deed, bill of sale, mortgage, security agreement, land contract, assignment, lease for over 3 years, contract of sale or other commitment purporting to convey or encumber the interest of the Company in any or all of any real or personal property at any time owned by the Company or held in its name, shall be signed on behalf of the Company by the Company Managing Member, and no other signature shall be required. A certificate executed by the Company Managing Member certifying that such approval has been duly given shall be sufficient assurance of such approval for any party contracting with the Company.

3.5. Employment of Unaffiliated Managing Member

If necessary, the Company shall employ an unaffiliated property Managing Member to manage a Property and its affairs, in the locale of the Property on terms that are deemed to be commercially reasonable in the locale where the Property is located.

3.6. Delegation of Duties

The Managing Member shall have the right to perform or exercise any of its rights or duties under this Agreement through delegation to or contract with Affiliates of either Managing Member, provided that all contracts with affiliated entities are on terms at least as favorable to the Company as could be obtained through arms-length negotiations with unrelated third parties; and further provided that notwithstanding such delegation the Managing Member shall remain primarily responsible for the active supervision of the work performed or to be performed by any such delegee, consultant or subcontractor.

3.7. Consultation; Quarterly Reports

Notwithstanding anything contained in this Section 3 to the contrary, the Managing Member agrees that it will use its best efforts at all times to keep the Members advised of all material matters affecting the Company and will provide quarterly reports to the Members.

3.8. Indemnity

Except for the willful misconduct, gross negligence or fraud of the Managing Member, its officers, shareholders or directors, or its employees or agents, the doing of any act or the failure to do any act by Managing Member, provided it was done or omitted to be done in accordance with the authority granted in this Agreement and in good faith to promote the best interests of the Company, shall not subject such Managing Member, or its officers, shareholders, directors or its employees or agents to any liability to the Company. Except for the willful misconduct, gross negligence or fraud of such Managing Member, the Company shall indemnify and hold harmless the Managing Member, its officers, shareholders, directors, and its employees and agents from and against any and all loss, cost, liability, expense, damage or judgment of whatsoever nature to or from any person, including reasonable attorney's fees, arising from or in any way connected with the conduct of the business of the Company.

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3.9. Financing

3.9.1. It shall be the responsibility of the Managing Member to arrange temporary or permanent financing for the Company in such amount(s) as reasonably necessary for the proper management of the Company, both in form and upon commercially reasonable terms and at competitive rates. The Managing Member shall execute any and all loan documentation as required for obtaining such financing, including, without limitation, security agreements, mortgage notes and trust deeds.

3.9.2. The Managing Member shall furnish its financial statements and take all other actions that are customary and reasonable in connection with the obtaining of the permanent financing, however the Managing Member will not be required to personally guarantee the financing. In no event shall the Members have any obligation to guarantee or otherwise become obligated for the repayment of any Company financing.

3.10. Managing Member Has No Exclusive Duty to Company

The Managing Member shall not be required to manage the Company as its sole and exclusive function and may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such investments or activities of the Managing Member or to the income or proceeds derived therefrom.

3.11. Resignation

The Managing Member of the Company may resign at any time by giving written notice to the Members of the Company. The resignation of the Managing Member shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The resignation of the Managing Member will not affect the Managing Member's Interest in the Company.

3.12. Removal

Upon the affirmative vote of Seventy-Five percent (75%) of the Percentage Interests, the Managing Member may be removed for good cause shown. "Good Cause" shall mean only a breach of a Managing Member's duties hereunder or the gross negligence, willful or wanton misconduct, fraud, or bad faith on the part of the Managing Member. The Members agree that any right of removal shall be exercised only in good faith. The removal of a Managing Member shall not in any way reduce or affect the Managing Member's Interest in the Company.

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3.13. Vacancies

In the event the Managing Member has resigned or has been removed or have otherwise ceased to be Managing Member, the vacancy may be filled by the affirmative vote of a Majority-In-Interest of Members.

4. Compensation; Distribution of Cash and Reimbursement of Expenses

4.1. Fees Paid to the Managing Member

The Managing Member will receive the following from the Company as compensation for services in the following amounts and on the following terms:

Service	Fee
Asset Management Fee

2% of the value of the assets of the Company based on the Net Asset Value as determined by the Managing Member and fair market value. This fee is an annualized fee paid monthly (1/12 of 2% of the value of the assets.)

Company Management Fee

The Managing Member shall receive 80% of the Profits so long as the Members, other than the Managing Member, have received their promised Preferred Return (based on their elected class.) Quarterly such profits shall be calculated as the increase in NAV per unit above the highest NAV per unit of the preceding 4 quarters.

4.2. Reimbursement for Out-Of-Pocket Expenses

The Managing Member shall be entitled to prompt reimbursement from the Company for all reasonable direct out-of-pocket costs and expenses incurred on behalf of the Company including without limitation, the reasonable costs of organization of the Company (including legal, travel expenses and tax planning costs and expenses). The Managing Member shall not be reimbursed for its own general administrative overhead and expenses.

5. Participation; Deadlock

5.1. Participation

Except as otherwise set forth herein, the Members shall not participate in the day-to-day management of the business of the Company.

5.2. Deadlock

Unless otherwise expressly set forth herein, in the event the Members are unable to reach agreement (affirmative vote of a Majority-In-Interest of the Members) on or make a decision with respect to any Major Decision described in Article 3, the matter shall be submitted to binding arbitration in accordance with Article 16 below.

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6. Rights and Obligations of Members

6.1. Limitation of Liability

Each Member's liability shall be limited as set forth in the Act and other applicable law. The debts, obligations and liabilities of the Company, whether arising from contract, tort or otherwise, shall be solely the debts obligations and liabilities of the Company. No Member or Managing Member shall be obligated personally for such debt, obligation or liability of the Company, solely by reason of being a Member of the Company.

6.2. Company Debt Liability

A Member will not be personally liable for any debts or losses of the Company beyond the Member's respective Capital Contributions, except as otherwise required by law.

6.3. Company Books

The Managing Member shall maintain and preserve during the term of the Company and for five (5) years thereafter all accounts, books, and other relevant Company documents. Upon reasonable request, each Member shall have the right, during ordinary business hours, to inspect and copy such Company documents at the Members expense, but only for a purpose related to the Member's interest in the Company.

6.4. Priority and Return of Capital

No Member shall have priority over any other Member as to the return of Capital Contributions or as to Profits and Losses or Distributions. Members may request for a return of the Capital Contributions after one year from the date their Subscription Agreement is accepted by the Company. This Return of Capital will happen on a prorated basis unless there are circumstances, such as death, bankruptcy, or ERISA violations, or court order that create a Priority over other requesting Members requesting redemption. Members should view the Redemption Policy in Section 14.1

7. Meetings of Members

7.1. Annual Meeting

No Annual Meeting of the Members is required, however the Managing Member may elect to hold one at the beginning of each fiscal year.

7.2. Special Meetings

Special meetings of the Members, for any purpose or purposes unless otherwise prescribed by statutes, may be called by the Members or by a Majority-In-Interest of the Members.

7.3. Place of Meetings

The Managing Member may designate any place within Kansas City, Missouri, as the place of meetings of the Members.

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7.4. Notice of Meetings

Except as provided in Section 7.5 hereof, written or email notice stating the place, day, and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered no fewer than three (3) no more than fifty (50) days before the date of the meeting.

7.5. Meeting of all Members

If all of the Members shall meet at any time and place, either within or outside of the State of Missouri, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting, lawful action may be taken.

7.6. Record Date

For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, Members entitled to receive payment of any distribution, or to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolute declaring such distribution is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any such meeting of Members has been made as provided in this Section, such determination shall apply to any adjournment thereof.

7.7. Quorum

A Majority-In-Interest of the Members, represented in person or by proxy, shall constitute a quorum at any meeting of Members. In the absence of a quorum at any such meeting, a majority of the Interests so represented may adjourn the meeting from time to time for a period not to exceed 60 days without further notice. However, if the adjournment is for more than 60 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at a meeting.

7.8. Manner of Acting

If a quorum is present, the affirmative vote of Majority-In-Interest of the Members shall be the act of the Members, unless the vote of a greater or lesser proportion or number is otherwise required by the Act, by the Articles or Organization, or by this Agreement.

A consent transmitted by electronic transmission by a Member or person authorized to act for a Member shall be deemed to be written and signed by the Member.

7.9. Proxies

At all meetings of Members, a Member may vote in person, or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Managing Member of the Company before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

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7.10. Action by Members without a Meeting

Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by each Member entitled to vote, and delivered to the Managing Member of the Company for inclusion in the minutes or for filing with the Company records. Action taken under this Section is effective when all Members entitled to vote have signed the consent unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

7.11. Electronic Meetings

Meetings of members may be held by means of a conference telephone call so that all persons participating in the meeting can hear each other. Participation in a meeting held by conference telephone call shall constitute presence in person at the meeting.

7.12. Waiver of Notice

When any notice is required to be given to any Member, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

8. Capital Contributions; Capital Accounts; Advances

8.1. Capital Contributions

8.1.1. The amount of the initial Capital Contributions of the Members, are identified in Exhibit "A".

8.1.2. The Capital Contribution of the Members shall be equal to one hundred percent (100%) of the total capitalization of the Company. The Managing Member is not required to contribute any percent of the total capitalization of the Company.

8.1.3. Except as otherwise expressly provided in this Agreement, no Member may contribute capital, or loan funds to the Company, without the consent of the Managing Member.

8.1.4. Except as otherwise expressly provided in this Agreement no portion of the capital of the Company may be withdrawn at any time without the express written consent of the Managing Member.

8.2. Capital Accounts

A Capital Account shall be established and maintained for each Member in accordance with the terms of this Agreement and the requirements of the Code.

8.3. Managing Member Loans

If required, The Company intends to use its best efforts to obtain funds from third parties to be contributed or loaned pursuant to the terms of this Agreement, sufficient for the operation of the Company. In the event that sufficient additional funds are unavailable from third parties, the Managing Member shall have the right, but, except as provided below, shall not be obligated, to loan such funds (or a portion thereof) to the Company as and when necessary to continue the business of the Company (the "Advance").

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8.3.1. Advances made by the Managing Member shall bear interest at the greater of six percent (6%) above the prime rate or twelve percent (12%) per annum. Interest on Advances shall be an expense of the Company when paid.

8.3.2. If the Managing Member makes Advances it shall be deemed an unsecured creditor of the Company for the purpose of determining its right and priority of repayment of interest and principal of such Advance.

8.3.3. Advances expended prior to the formation of the Company shall be reimbursed upon the receipt by the Company of Member Capital Contributions.

8.3.4 Loans from the Managing Member will only be made when absolute necessary and will be only temporary.

The loans will be reduced as soon as cash flow allows.

9. Division of Profits and Losses

9.1. Percentage Interests

The Percentage Interests of the Members shall be as set forth in Exhibit A hereof.

9.2. Division of Profits and Losses

It is the intent of the Managing Member to distribute and allocate the Company’s realized profits to the Members in proportion to their respective Capital Account.

9.3. Acknowledgement

The Members are aware that Company circumstances and the Revenue Code may provide for a different allocation of Profits and Losses other than that intended by the Managing Members as herein set forth.

10. Distributions

10.1 Cash Distributions from Operations

Starting one year after investment by a Member, promptly after the end of each monthly period, the Company will make distributions of Distributable Cash in amounts to be determined at the sole discretion of the Manager, as follows:

10.1.1   First, to the Founder Members and Class A Members, pro rata in accordance with their percentage interests in the Company their Class Return on their Capital Account balance. The Class A Members shall receive a Preferred Return of seven (7%) percent (“Preferred Return) and the Founder Members shall receive a Founder Return of eight (8%) percent (“Founder Return”). Together, these returns are referred to as “Class Returns.” The Class Returns will begin to accrue starting three (3) months after the Member’s Subscription Agreement has been accepted by the Manager resulting in a return of 5.25% in the first year of the Class A Member being a Member of the Company and a return of 6.0% in the first year of the Founder Member being a Member of the Company. Thereafter, the individual Member will earn the Class Return as stated. This Class Return shall not cumulate to the following quarter if not available. In the event the Company has cash reserves, the Manager may elect to pay the Class Return from the cash reserves, but will not borrow funds in order to pay such returns.

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10.1.2   If Distributable Cash does not permit Class Returns in 1 above, then Class Returns shall be provided on a pro rata basis whereby each Member will be reduced at the same ratio. For example, if there is only enough in distributions to permit the Founders Members to receive a 6% Preferred Return, this will be a reduction of 25%. Therefore, Class A Members will be reduced by 25%. Any remaining cash will be held by the Company until such time where Distributable Cash allows the Company to meet its obligations under 1 above. Until all Members receive their full distribution they are entitled to under 1 above, no other distributions under this Section shall be made.

10.2. Quarterly Distributions

Quarterly, the Manager shall also allocate 80% of the remaining profits to the Members in accordance with their Capital Contributions as a sum of all Capital Contributions. The Manager shall receive the other 20% of the remaining profits as compensation. Quarterly such profits shall be calculated as the increase in NAV per unit above the highest NAV per unit of the preceding 4 quarters. If the present quarter’s profits are lower than the highest quarter’s profits in the last 4 quarters, there shall be no profits to distribute.

10.2.1   To the Manager, an Asset Management Fee of two (2%) percent (0.5% per quarter) calculated on the total Capital Account balances of all Members. This Asset Management fee shall not cumulate to the following month if not available. In the event the Company has cash reserves, the Manager may elect to pay the Asset Management Fee from the cash reserves, but will not borrow funds in order to pay such fees.

10.2.2   Then, to the Manager, in an amount equal to 20% of Distributable Cash, as determined by the Manager, after the distributions to the Founder Members and Class A Members as set forth in 1 above and 80% of Distributable Cash to the Founder Members and Class A Members, pro rata in accordance with the Capital Account balances. Such Distributable would not result in a reduction of the Capital Contribution of a Member. Only distributions from a Capital Transaction will result in a reduction in Capital Contribution.

10.3 Profit Interest of Managing Member.

It is the intention of this Agreement that the Managing Member shall have a “profits interest” as described in IRS Revenue Procedure 93-27 in exchange for the services provided to the Company. As such, this Agreement is structured such that the Managing Member have no interest in the capital of the Company and only have an interest in future profits generated by the Company.

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10.4. Allocation and Distributions between Transferor and Transferee

Upon the transfer of all or any part of a Member Interest of a Member as hereinabove provided, Profits and Losses shall be allocated between the transferor and transferee on the basis of the computation method which in the reasonable discretion of the Managing Member is in the best interests of the Company, provided such method is in conformity with the methods prescribed by Section 706 of the Code and Treasury Regulation Section 1.704-1(c)(2)(ii). Distributions shall be made to the holder of record of the Member Interest on the date of distribution. Any transferee of a Member Interest shall succeed to the Capital Account of the transferor Member to the extent it relates to the Transferred Interest; provided, however, that if such transfer causes a termination of the Company pursuant to Section 708(b)(1)(B) of the Code, the Capital Accounts of all Members, including the transferee, shall be re-determined as of the date of such termination in accordance with Treasury Regulation Section 1.704-1(b).

10.5. In-Kind Distribution

Except as otherwise expressly provided herein, assets of the Company, other than cash shall not be distributed in kind to the Members, without the prior approval of the Managing Member. If any assets of the Company are distributed to the Members in kind for purposes of this Agreement, such assets shall be valued on the basis of the Gross Asset Value thereof (without taking into account Section 7701(g) of the Code) on the date of distribution; and any Member entitled to any interest in such assets shall receive such interest as a tenant-in-common with the other Member(s) so entitled with an undivided interest in such assets in the amount and to the extent provided for in Section 10.1. Upon such distribution, the Capital Accounts of the Members shall be adjusted to reflect the amount of gain or loss that would have been allocated to the Members pursuant to the appropriate provision of this Agreement and the Company sold the assets being distributed for their Gross Asset Value (taking into account Section 7701(g) of the Code) immediately prior to their distribution.

11. Fiscal Year, Books and Records, Bank Accounts, Tax Matters Members

11.1. Books and Records; Tax Returns

The Company, for accounting and income tax purposes, shall operate on a fiscal year ending December 31 of each year, and shall make such income tax elections and use such methods of depreciation as shall be determined by the Managing Member. The Managing Member shall make the Company books and records available for inspection and copying by any Member at reasonable times during normal business hours upon at least ninety-six (96) hours prior notice. The Managing Member shall use its best efforts to cause to be prepared and furnished to the Members, the Members’ individual K-1’s prior to March 15 of each year.

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11.2. Bank Accounts

The Managing Member may open and maintain bank accounts to hold investors funds, revenues, and other cash for the benefit of the Company.

11.3. Financial Statement

Within a reasonable period after the end of each partnership fiscal year, the Managing Member shall cause to be prepared and furnished to all the Members their individual K-1’s, the cost of which shall be an expense of the Company.

11.4. Tax Matters

The Managing Member shall have the authority, subject to the provisions of this Agreement, to make any election provided for under the Code or any provision of state or local tax law.

12. New Members Admitted

The Managing Member may elect to admit New Members beyond the period of the Private Placement Memorandum at its own discretion. The Managing Member may elect to amend the Operating Agreement to include a separate class of Units other than the Preferred and Management Interests already designated. Members of the Company shall not be able to vote on New Members or on new classes of Units.

13. Transfers

13.1. Transfers Prohibited

No Member may voluntarily, involuntarily or by operation of law assign, transfer, sell, pledge, hypothecate or otherwise dispose (collectively "Transfer") of all or part of its Interest in the Company, except as is specifically permitted by this Agreement. Any Transfer made in violation of this Article 13 or Article 14 shall be void and of no legal effect.

13.1.2. Transfer of Interest

The Members are hereby not allowed to transfer their Interest in the Company to any Third Party without the express written approval of the Managing Member. The Managing Member may elect to refuse to allow the transfer for any reason. If an individual Member desires to withdraw from the Company, they may do so within the terms and conditions of the Company’s Withdrawal Policy.

13.2. Substituted Member

A permitted transferee of any Member's Interest shall be admitted to the Company as a Substituted Member upon satisfaction of the following conditions:

13.2.1. Filing with the Company of a duly executed and acknowledged written instrument of assignment in a form approved by the Managing Member, which approval shall not be unreasonably withheld, specifying the Member Percentage being assigned and setting for the intention of the assignor that the permitted assignee succeed to the assignor's Interest (or the portion thereof) as a Member; and

13.2.2. Execution, acknowledgement and delivery by the assignor and assignee of any other instruments reasonably required by the Managing Member including an agreement of the permitted assignee to be bound by the provisions of this Agreement; and

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13.2.3. In the event of transfer to an Involuntary Transferee, the written consent of Managing Member shall be required, the granting of which shall not be unreasonably withheld. An Involuntary Transferee for purposes of this Agreement shall mean a Member's heirs, estate or creditors which have taken by foreclosure, receivership or inheritance, other than as otherwise set forth in Section 13 hereof.

13.3. Binding on Successors

Subject to the restriction of this Article, the rights and objections of the Members shall inure to and be binding upon the heirs, successors and permitted assignees of the Partners.

14. Withdrawal Policy

14.1. Redemption Policy

No Member may withdraw within the first twelve (12) months a Member's admission to the Company. Thereafter, the Company will use its best efforts to honor requests for a return of capital subject to, among other things, the Company’s then available cash flow, financial condition, and approval by the Manager. Notwithstanding the foregoing, the Manager may, in its sole discretion, waive such withdrawal requirements if a Member is experiencing undue hardship.

Members may submit a request for withdrawal as a Member of the Company, or a partial redemption of their interests, and may receive a 100% return of capital provided that the following conditions have been met: (a) the Member has been a Member of the Company for a period of at least twelve (12) months; and (b) the Member provides the Company with a Withdrawal Request at least ninety (90) days prior to the end of a calendar quarter. Withdrawal requests will be paid, subject to the provisions below, within 20 days after the end of the calendar quarter, at the price per Unit set at the end of the quarter.

While the Company will not establish a reserve from which to fund withdrawals of Members’ capital accounts, the Company’s business model does anticipate large cash flows sufficient to be able to honor expected withdrawal requests. The Company will not establish a reserve from which to fund withdrawals of Members’ capital accounts and such withdrawals are subject to the availability of cash in any calendar quarter to make withdrawal distributions (“Cash Available for Withdrawals”) only after: (i) all current Company expenses have been paid (including compensation to the Manager, Manager and its affiliates as described in this Offering Circular); (ii) adequate reserves have been established for anticipated Company operating costs and other expenses and advances to protect and preserve the Company’s investments in Mortgage Loans; and (iii) adequate provision has been made for the payment of all monthly cash distributions owing to Members.

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If at any time the Company does not have sufficient Cash Available for Withdrawals to distribute the quarterly amounts due to all Members that have outstanding withdrawal requests, the Company is not required to liquidate any Properties for the purpose of liquidating the capital account of withdrawing Members. In such circumstances, the Company is merely required to distribute that portion of the Cash Available for Withdrawals remaining in such quarter to all withdrawing Members pro rata based upon the relative amounts being withdrawn as set forth in the Withdrawal Request.

Notwithstanding the foregoing, the Manager reserves the right to utilize all Cash Available for Withdrawals to liquidate the capital accounts of deceased Members or ERISA plan investors in whole or in part, before satisfying outstanding withdrawal requests from any other Members. The Manager also reserves the right, at any time, to liquidate the capital accounts of ERISA plan investors to the extent the Manager determines, in its sole discretion, that any such liquidation is necessary in order to remain exempt from the Department of Labor’s “plan asset” regulations.

14.2. Right of First Refusal of Members

In the event that the Managing Member, on behalf of the Company, is unable to fulfill the Withdrawal request in accordance with 14.1, the Member may then offer for sale their Units to the other Members of the Company prior to making any offer to any Third Party. If a Third Party has made an offer to any Member for the purchase of Units (“Selling Member”), the Member must present such a written offer to the Managing Member and the Members of the Company and such Members and Managing Member shall have a right to first refusal. Such transfer or sale to other Members of the Company shall be subject to approval of the Managing Member.

14.3. Substituted Member

If a Member transfers its interest pursuant to this Section 14, such transferee shall comply with the provisions of Section 13.3 to become a Substituted Member of the Company.

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15. Bankruptcy or Other Involuntary Transfer

15.1. Definitions

As hereinafter used in this Agreement the word "Bankruptcy" shall mean and refer to that certain definition set forth in Section 1.9(e) above.

15.2. Option to Purchase

In the event of the Bankruptcy of a Member (hereinafter called the "Bankruptcy Member") Managing Member, on behalf of the Company, shall have the option to purchase the Interest of the Bankrupt Member in the Company. Such option may be exercised only by the Managing Member giving written notice thereof within thirty (30) days after its receipt of notice of a Bankruptcy. Notice of exercise of the option shall be given to the Bankrupt Member and to any trustee, receiver or other legal representative or holder or transferee of the Bankrupt Member's interest in the Company (hereinafter called an "Involuntary Transferee") of which the Managing Member has been given notice, at the address of such Involuntary Transferee contained in any such notice of Bankruptcy.

15.3. Value of the Interest

The value of the Interest owned by the Bankrupt Member shall not exceed the Capital Account of the Bankrupt Member.

16. Dispute Resolution

16.1. Mediation of Disputes

The Members agree to mediate any dispute or claim arising between them out of this Agreement, or any resulting transaction, before resorting to arbitration. If any party commences an action or arbitration based on a dispute or claim to which this paragraph applies, without first attempting to resolve the matter through mediation, then that party shall not be entitled to recover attorneys fees, even if they would otherwise be available to that party in such action. Mediation shall be held before the Judicial Arbitration and Mediation Service unless the parties mutually agree to use the American Arbitration Association or Real Estate Neutrals or other agreed-upon mediator instead.

16.2. Arbitration of Disputes

In the event any dispute or claim among any of the Members cannot be resolved by mediation, then such dispute or claim shall be the subject of binding arbitration before the Judicial Arbitration and Mediation Service, unless the parties to the dispute mutually agree to use the arbitration services of the American Arbitration Association or another agreed-upon mediator instead. The prevailing party in such arbitration shall be entitled, in addition to any other relief that may be granted, to reasonable attorneys' fees and consultants' fees, and to recover all fees and costs associated with the arbitration. The arbitrator shall allow only such discovery as he or she reasonably believes is necessary in order for the parties to be properly prepared to arbitrate their dispute.

The undersigned acknowledge that, by initialing here, they are giving up their right to trial by jury and their right to conduct pretrial discovery.

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16.3 Choice of Venue

The Choice of Venue for any Dispute Process shall be Kansas City, MO.

17. Dissolution and Termination of the Company

17.1. Events of Dissolution.

The LLC will dissolve upon the first of the following to occur: (a) the sale or other disposition of all or substantially all the assets of the Company; (b) any event that makes the Company ineligible to conduct its activities as a limited liability company under the Act; (c) the death and/or disability of both Key Persons; or (d) otherwise by option of law.

17.2 Effect of Dissolution.

17.2.1. Appointment of Liquidator. Upon the Company's dissolution, the Manager (unless unwilling or unable to serve as such) shall serve as liquidator, and as such will wind up and liquidate the Company in an orderly, prudent and expeditious manner in accordance with the following provisions of this Article. While serving as liquidator, the Manager shall have the same authority, powers, duties and compensation as before dissolution, except that the liquidator shall not acquire any additional assets for the Company, and shall use its best efforts to liquidate the Company's existing assets as rapidly as is consistent with receiving the fair market value thereof. If the Manager is unwilling or unable to serve as liquidator, or has resigned or been removed, the liquidator shall be appointed by a majority of the Members (the “Liquidator.”)

17.2.2. Distributions Upon Dissolution. The Company will not cease to exist immediately upon the occurrence of an event of dissolution, but will continue until its affairs have been wound up. Upon dissolution of the Company, the Liquidator will wind up the Company’s affairs by liquidating the Company's assets as promptly as is consistent with obtaining the fair market value thereof, either by sale to third parties or by collecting Loan payments under the terms of the Loan(s) until a suitable sale can be arranged. All funds received by the Company shall be applied to satisfy or provide for Company debts and liabilities and the balance, if any, shall be distributed to Members on a pro-rata basis.

17.2.3. Time for Liquidation. The Company will not immediately cease to exist upon the occurrence of an event causing its dissolution, but will continue until its affairs have been wound up. It is acknowledged and agreed that the assets of the Company are illiquid, and will take time to sell. The Liquidator shall liquidate the Company's assets as promptly as is consistent with obtaining the fair market value thereof, either by sale to third parties or by collecting Loan payments under the terms of the Loans. Due to high prevailing interest rates or other factors, the Company could suffer reduced earnings (or losses) if a substantial portion of its Loan portfolio remains and must be liquidated quickly during the winding up period. Members who sell their Membership Interests prior to any such liquidation will not be exposed to this risk. Conversely, if prevailing interest rates have declined at a time when the Loan portfolio must be liquidated, unanticipated profits could be realized by those Members who remained in the Company until its termination.

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17.2.4. Final Accounting. The Liquidator will make proper accountings, (1) to the end of the month in which the event of dissolution occurred, and (2) to the date on which the Company is finally and completely liquidated.

17.2.5. Duties and Authority of Liquidator. The Liquidator will make adequate provision for the discharge of all of the Company's debts, obligations and liabilities. The Liquidator may sell, encumber or retain for distribution in kind any of the Company's assets. Any gain or loss recognized on the sale of assets will be allocated to the Members' Capital Accounts in accordance with the provisions of Article 9. With respect to any asset the Liquidator determines to retain for distribution in kind, the liquidator will allocate to the Members' Capital Accounts the amount of gain or loss that would have been recognized had the asset been sold at its fair market value.

17.2.6. Final Distribution. The Liquidator will distribute any assets remaining after the discharge or accommodation of the Company's debts, obligations and liabilities to the Members in proportion to their Capital Accounts. The Liquidator will distribute any assets distributable in kind to the Members in undivided interests as tenants in common. A Member whose Capital Account is negative will have no liability to the Company, the Company's creditors or any other Member with respect to the negative balance.

18. Miscellaneous Provisions

18.1. Notices

All notices and demands which either party is required or desires to give to the other shall be given in writing by facsimile, certified mail, return receipt requested with appropriate postage prepaid, or by personal delivery to the address or facsimile transmission to the address set forth below for the respective party, provided that if any party gives notice of a change of name or address or facsimile number, notices to that party shall thereafter be given as demanded in that notice. All notices and demands so given shall be effective upon receipt by the party to whom notice or a demand is being given except that any notice given by certified mail shall be deemed delivered three (3) days after mailing provided proof of delivery can be shown to:

ASPEN MORTGAGE INCOME FUND II, LLC

c/o Aspen Properties Group, LLC

520 West 103rd Street #108

Kansas City, MO 64114

800-326-5799

18.2. Amendments

This Agreement may only be amended in writing by the Managing Member of the Company.

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18.3. Binding Effect

Except as may be otherwise prohibited by this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Managing Member, the Members and their respective heirs, legatees, legal representatives, successors, transferee, and assigns.

18.4. Construction

Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.

18.5. Time

Time is of the essence with respect to this Agreement.

18.6. Headings

Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

18.7. Severability

Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such legality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

18.8. Incorporation by Reference

Every exhibit, schedule, and other appendix, attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

18.9. Additional Documents.

The Managing Member agrees to perform all further acts and execute, acknowledge, and deliver any documents that may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

18.10. Missouri Law

The laws of the State of Missouri shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Members.

18.11. Counterpart Execution

This Agreement may be executed in any number of counterparts with the same effect as if all of the Members and the Managing Member had signed the same document. All the counterparts shall be construed together and shall constitute one agreement.

18.12. Merger

It is agreed that all prior understandings and agreements between the parties, written and oral, respecting this transaction are merged in this Agreement, which alone, fully and completely expressed their agreement, and that there are no agreements except as specifically set forth in this Agreement.

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Signatures on the proceeding page.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement of ASPEN MORTGAGE INCOME FUND II, LLC, as of the date and year first above written.

Robert Fraser Managing Member of Aspen Holdings, LLC Managing Member of Aspen Properties Group, LLC Managing Member

James Maffuccio Managing Member of Aspen Holdings, LLC Managing Member of Aspen Properties Group, LLC Managing Member

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EXHIBIT A - Ownership Interest

ASPEN MORTGAGE INCOME FUND II, LLC

Members	Initial Capital Contribution (if any)	Management or Preferred Interest	Preferred Class

Aspen Properties Group	$XXXXX	Management

TOTAL

TOTAL

OPERATING AGREEMENT
ASPEN MORTGAGE INCOME FUND II, LLC
September 27, 2016

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